State of Delaware
   Secretary of State
Division of Corporations
Delivered 11:05 AM 09/06/2013
Filed 10:55 AM 09/06/2013
SRV 131060952 - 2188890 FILE

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GULF RESOURCES, INC.

Gulf Resources, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

Article I. The Board of Directors of the Company (the "Board"), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Company to decrease the number of authorized shares of the Common Stock, par value $0.0005, from 400,000,000 shares to 80,000,000 shares and to file this Certificate of Amendment:

Article FOURTH of the Certificate of Incorporation of the Company is hereby deleted in its entirety and amended and resisted as follows:

"The Company is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares that the Company is authorized to issue is 81,000,000 shares. The number of shares of Common Stock that the Company is authorized to issue is 80,000 shares $0.0005 per value, and the number of shares of Preferred Stock that the Company is authorized to issue is 1,000,000 shares $0.001 per value. The Board of Directors of the Company is hereby authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware."

Article II. That the foregoing Amendment to the Certificate of Incorporation was duly approved by the Company's Board of Directors and was duly adopted by the consent of the holders of a majority of the issued and outstanding voting sotck of the Company in accordance with the applicable provisions Section 222 of the General Corporation Law of the State of Delaware.

Article III. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Gulf Resources, Inc., has caused this certificate to by signed by Xiaobin Liu its Chief Executive Office, this 6th day of September, 2013.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name: Xiaobin Liu
Title: Chief Executive Officer